Exhibit 99.1

                                                                                                          NEWS

For Release February 14, 2011

Charter Announces Leadership Team Change

St. Louis, MO – Charter Communications, Inc. (NASDAQ: CHTR) today announced that Ted Schremp, Executive Vice President, Operations and Marketing, is leaving the Company. Mr. Schremp, who joined Charter as Senior Vice President and General Manager, Charter Telephone in 2005, resigned for personal reasons. Charter’s leadership team thanks him for his many contributions over the past five years and wishes him well.

With experienced operations, customer care, and marketing teams in place, Charter continues its strategic focus on enhancing the customer experience.

As previously announced, Charter will report 2010 operational and financial results, and discuss 2011 strategic priorities on March 1, 2011. The results and earnings call webcast will be available on charter.com in the Investor and News Center.

About Charter

Charter is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TVTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Media:	Analysts:
Anita Lamont	Mary Jo Moehle
314-543-2215	314-543-2397